Exhibit 3.01

AMENDMENT TO THE

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

AMERICAN MIDSTREAM PARTNERS, LP

Section 6.4(b)(iii)(C) of the Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (the “Partnership”), was removed and replaced it its entirety by the Board of Directors of American Midstream GP, LLC, the General Partner of the Partnership, on October 28, 2013 to read as follows:

“(C) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii);”